Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-209813, 333-188227, 333-163615, 333-161414, 333-140251, 333-126798 and 333-126356 and Form S-8 Nos. 333-212991, 333-206112, 333-197582, 333-190394, 333-179760, 333-172155, 333-164892, 333-157275, 333-149253, 333-140760 and 333-117173) of Momenta Pharmaceuticals, Inc. of our reports dated February 24, 2017, with respect to the consolidated financial statements of Momenta Pharmaceuticals, Inc., and the effectiveness of internal control over financial reporting of Momenta Pharmaceuticals, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ Ernst & Young LLP
Boston, Massachusetts
February 24, 2017